Exhibit 99.1

CYALUME TECHNOLOGIES, #4272139
CYALUME TECHNOLOGIES EARNINGS CALL
March 23, 2010, 11:00 AM ET
Chairperson:  Landon Barretto (Mgmt.)

Landon Barretto:
Good day.  My name is Landon Barretto, and I will be the moderator for today’s presentation.  With me today are the President and CEO, Derek Dunaway, and Chief Financial Officer, Mike Bielonko.  Welcome to the Cyalume Technologies conference call.

Mr. Dunaway and Mr. Bielonko are going to discuss the company’s financial results for the fourth quarter and year ended December 31, 2009.  At the conclusion of the prepared remarks, we’ll open the conference for questions.  In compliance with SEC requirements, I’d like to read the following statement:  Except for historical information, the matters discussed in the conference call are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  The factors that could cause results to differ materially are included in the company’s filings with the Securities and Exchange Commission.  Forward-looking statements made during today’s call are only made as of the date of this conference call, and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Gentlemen, please proceed.

Derek Dunaway:
Thank you, Landon, for that introduction.  This is Derek Dunaway, CEO at Cyalume.  Now, let me give you the agenda for today’s call.  First, I’ll provide a brief summary and commentary on the performance for the final quarter of 2009.  Afterwards, I’ll turn it over to Mike, who will discuss our financial performance in some detail.  Then, I will discuss in further detail our performance for the quarter and the year along our different product lines and comment on the outlook for 2010.

Overall, Q4 results were in line with our expectations but continued to lag behind last year.  The demand for our core military ChemLight product has strengthened from earlier in the year.  Sales for the quarter remained below historical levels.  Additionally, we continue to await resolution on the Minmax [ph] flag contract, the award of which remains pending.  The ammunition business continues to shine, delivering the strongest quarter ever for that business line, growing from $370,000 to nearly $2 million from last year’s fourth quarter.

More on all that in a bit, but now I’d like to hand it off to Mike to discuss our financials in more detail.  Mike?

Mike Bielonko:
Thanks, Derek.  Before discussing results, let me briefly talk about some background information.  Cyalume Technologies Holdings, Inc. was previously known as Vector Intersect Security Acquisition Corp., a special-purpose acquisition company.  Vector acquired Cyalume Technologies, Inc., which we refer to as CTI, on December 19, 2008.  At that time, Vector changed its name to Cyalume Technologies Holdings.  In our discussion, we refer to the entire consolidated company as Cyalume but will occasionally refer to CTI for just the operating company where appropriate.

As a result of the acquisition of CTI on December 19, 2008, the audited financial statements shown in our Form 10K include the consolidated statements of operations of Cyalume for 2009 and 2008, but also CTI, known as predecessor, for the period from January 1, 2008, to December 19, 2008.  The Cyalume Statement of Operations for 2008 itself only reflects the results of operations of CTI for the period December 20th to December 31st.  To assist people to better understand the changes in our business for the year ended December 31, 2009, compared to the prior year, for 2008, we have combined the Statements of Operations for CTI as the predecessor company to that of Cyalume.  Unless otherwise stated, the financial information discussed reflects such adjusted financial information.  In addition, the amounts have been rounded off for purposes of the discussion.

The combined financial statements for 2008 and a discussion of adjusted net income and adjusted EBITDA are non-GAAP items.  Please refer to the disclosures in the company press release of March 22nd for a detailed discussion on the use of these items and the appropriate reconciliations to the corresponding GAAP amounts.

Turning now to the financial results, revenues for the year ended December 31, 2009, were 32.2 million, a decrease of 8.6 million, or about 21%, from revenues of 40.8 million for the year ended December 31, 2008.  For 2009, approximately 92% of our total revenues were attributable directly or indirectly to sales to the militaries of the US and the militaries of over 20 other countries, including NATO member countries.  For 2008, such revenues from the various militaries were approximately 90% of total revenues.

For 2009, ammunition-related product revenues increased to 6.7 million from 2.2 million in 2008.  Other military-related product revenues decreased to 22.9 million in 2009 from 34.8 million in 2008.  Finally, commercial-related product revenues were 2.6 million in 2009 compared to 4 million in 2008.  In Derek’s remarks, he’ll provide addition insight into these revenue category changes, as well as the outlook for 2010.

So, let me move on to gross profit, which for 2009 was 13.4 million compared to 20.3 million in 2008.  The decrease was predominantly due to both the decline in revenues and a change in the sales mix, whereby higher-margin products represented a smaller percentage of total revenues.  In addition, the cost of sales for 2009 included approximately $700,000 of amortization of inventory step-up that resulted from the acquisition of CTI.  Corresponding gross margins were 41.6% for 2009 and 49.8% for 2008.  The amortization of inventory step-up lowered the 2009 gross margin by 2.3%.

For 2010, we expect the gross margin to improve, first as we experience resumption in sales of military products other than ammunition.  Sales of higher- margin products should improve our mix.  Second, we have received some price increases since around the beginning of the fourth quarter of 2009 that will provide additional margin.  And third, we will not incur any inventory step-up amortization in 2010.

If 2009 foreign operations had been translated at the exchange rate in effect at the end of 2008, revenues for 2009 would have been $264,000 higher than reported, and the gross profit for 2009 would have been $133,000 higher.  The impact on net income would’ve been negligible.

Now turning to expenses, sales and marketing expenses increased in 2009 to 3.2 million from 3 million in 2008, or about 6.7%.  The largest increase was for distributor-related expenses, as we turned over and retained additional distributors.  Additionally, in June of 2009, we added two higher-level people to direct our sales and marketing activities for our European military and ammunition-related products categories.

General and administrative expenses declined by 1.9% to $4.9 million in 2009 from 5 million in 2007.  Increased expenses related to being a publicly-traded company were offset by planned expense reductions in payable and other areas.

Research and development expenses increased by 13% to 1.5 million in 2009, due to an expansion of that department.

Interest expense declined in 2009, due to a decline in interest rates on long-term debt and a reduction in the amount of debt outstanding, both attributable to the acquisition of CTI in December of 2008.

Amortization of intangibles expense increased to 3.5 million in 2009 from 2.7 million in 2008, due to the increase in intangible assets that resulted from the acquisition of CTI.  And in the fourth quarter, we recorded impairment losses of 12.5 million for goodwill and 25.6 million for other intangible assets.  This overall impairment of 38.1 million was driven by our market capitalization being significantly lower than our equity book value at the time.

Accordingly, for 2009, we had a pretax loss of $40.5 million compared to pretax income of 5.6 million for 2008.  Our tax benefit in 2009 of 6.9 million represents an effective rate of about 17%, down from 29% in 2008.  This lower rate is largely due to the goodwill impairment charge, which is a permanent difference between book and tax accounting.

Inflation did not have a material effect on the company in 2009 or 2008.

Now, let me talk briefly just about some balance sheet items.  Inventories decreased by 2.1 million in 2009.  Two primary reasons for this were the amortization of the inventory step-up of approximately $700,000 and a planned reduction in stocking levels of approximately the same amount to free up cash flow.

Property, plant, and equipment increased by about $500,000 to 8.4 million.

Capital expenditures for 2009 were just under $1 million and were for a variety of production and facility improvements.  For 2010, we currently expect total capital expenditures to be about 1.6 million.  We also expect to be able to finance these capital expenditures out of operating cash flows.

At the end of 2009, we had total debt outstanding of 30.6 million.  It consisted of 27.6 million of senior debt that carries an average rate of about 8% and 3 million of subordinated debt that carries an average rate of just over 7% and for which interest is paid in kind.  During 2010, we expect to make approximately $4 million of regular principle payments against the senior debt.  In addition, we are required and expect to make an additional payment of $3 million against the senior debt by April 30th through raising new money.

Finally, at the end of 2009, to offset future taxable income and taxes, we have available $9.5 million of NOLs that expire between 2025 and 2029 and $3.8 million of foreign tax credits that expire between 2016 and 2018.

That concludes my portion of the 2009 review.  Let me now turn the discussion back over to Derek.

Derek Dunaway:	Thank you, Mike. Now, I’ll provide more detail on the performance and outlook for each of our revenue categories.

First, US military chemical.  Overall, US military revenue in 2009 was down about 28% from 2008.  The majority of this shortfall was due to challenges we faced in the first half of the year due to stocking and contract issues which I’ve discussed on previous calls.  The fourth quarter, however, was also a soft—rather soft quarter.  This was due in part to the strong revenue numbers that we saw in Q3, as well as lower than—a lower-than-anticipated December month.  Also impacting these revenues were delays in the renewal of one of our two DLA [ph] contracts, which was renewed in the first quarter of this year as a five-year sole source contract.

Based on the feedback that we’ve received from the military, as well as our partners, we do anticipate 2010 US military chemical revenue to rebound somewhat from 2009, but we do not expect to return fully to 2008 levels.

Next, a word on our reflective business.  Our reflective business was also considerably off for 2009, and as I have explained on past calls, the sole driver to this shortfall has been the delay in the awarding of the three-year IDI [inaudible] contract with the DLA.  We continue to be assured that the award decision is pending, and we remain confident that our product is the best product available and it should win the contract.  However, given the length of the delay, we are not confident in the timing of the award.  Our 2010 performance will certainly depend highly on the end result of this award.  We have been given an indication that the award will take place in the second quarter.

To compensate for the delay, the military has placed an order with us at the beginning of the first quarter for 250,000 flags to bridge the gap until the contract is awarded.  Additionally, we are confident that we will be able to retain the other reflective business which we achieved in 2009, which amounted to approximately $2 million in revenue, and at a minimum, should be able to maintain 2009 levels in 2010.

International.  Our international business actually ended the year on a positive note, with fourth quarter revenue returning to performance on par with 2008.  Overall, the international business was down roughly 34% from the previous year.  The decrease was mainly due to the difficult economic conditions which especially hit the European defense sector very hard.  And as a result, we saw several militaries elect to substantially cut back and even cancel forecasts during the year.

In spite of the challenges there during the year, we did make some significant investments in our sales activities in the European market in 2009.  And we anticipate seeing those investments begin to pay off in 2010.  As such, the year has started well, with the UK ordering back with—consistent with historical levels.  We’ve also received more favorable forecasts from several other NATO militaries which had substantially cut back ordering in 2009.  Our plan for 2010 is to continue to expand within NATO, introduce products which are currently not being sold overseas, such as the infrared flag, and strengthen our distribution relationships with other key countries outside of Europe.

A word on the commercial business.  The commercial market ended the year with 2.6 million in revenue, off from 4 million in 2008.  Much of the shortfall as well can be contributed to the overall poor economic situation of 2009.  In addition, we did execute a substantial change in strategy during 2009, building a new distribution network and moving away from the very low margin OEM revenue which had characterized our revenue in previous years in the commercial market.

In 2009, we did successfully build a new web of distributive network of over 75 distributors, which we expect to see pay dividends in 2010.  Additionally, at the end of the year, we launched a new product, our flare alternative.  And we feel this product is well positioned to impact revenue during the second half of this year.

Finally, I’ll comment on our ammunition business.  This area of business was certainly the highlight of the year.  Ammunition revenue grew over 200%, from 2.2 to 6.7 million.  The use of the product by the US Marines continues to grow, and the feedback and customer satisfaction is very high and positive.  In fact, we’ve seen quotes as high as $20 million in cost savings by the Marines as a result of using our environmentally-friendly non-dud producing training round.

Two thousand ten is poised to be a strong growth year for ammunition, as well.  We anticipated continued growth of our current 40-milimeter high velocity product.  We expect orders from the US Marines through our partner, Rheinmetall, to remain consistent with 2009.  We also anticipate increased international demand for the product.  We continue to work closely with the US Army to drive demand for the 40-milimeter training round and hope to see some results from these efforts in 2010.  Additionally, we anticipate the launch of our new round, the low velocity 40-milimeter training round.  Now, we had anticipated the orders for this round to begin being placed at the end of 2009.  It has been delayed.  But we have indications that the orders will be received around the middle of this year and production will begin in, mostly likely, the third quarter of 2010.

The long-term outlook for our ammunition business remains very positive, as well.  We continue to work on numerous new projects with our partners and directly with the military in developing new ammunition applications for Chemical Light.  While many of these products certainly have multi-year development cycles, we believe we’re on pace to demonstrate additional applications before the end of the year.

I’d like to say a few words about our research and development efforts.  Such work, obviously, greatly affects our future revenues.  During 2009, we concentrated on two main areas, advancing our chemical technology and developing additional ammunition-related uses and application.  We believe that we’ve made significant progress in both areas, and in conjunction with this, filed 11 new patents to further strengthen our intellectual property.

So in summary, overall, though 2009 was a certainly somewhat disappointing year relative to 2008, we’ve made strong strides in positioning Cyalume to capitalize on our growth opportunities in 2010 and beyond.  We’ve made significant investments in our ammunition business and remain confident in our long-term vision of growing chemiluminescent ammunition into a new category of ammunition.

I thank all of you for attending the call today, and Mike and I will now happily take your questions.

Operator:
Thank you.  We will now begin the question-and-answer session.  If you have a question, please press the star, followed by the one on your touchtone phone.  To withdraw your question, press the star, followed by the two.  If you’re using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Paul Johnson with Nicusa Capital.  Please go ahead.

Paul Johnson:	Thanks. Derek, two questions. First is can we do a revenue breakout for the fourth quarter by the major areas that you’ve talked about in the past quarters?

Derek Dunaway:
Okay, certainly.  Let me just—give me a second.  Revenue breakout for the—for Q4, we saw US military chemical revenue around 3.4 million; European of about 1.4; ammunition of about 2; reflective of about 400,000; and commercial of about 700,000.

Paul Johnson:
Perfect.  If everything works out—that’s not a question.  I lied, there’s three.  Second question is can you talk a little bit about the military, the ChemLight product for the military?  Two thousand eight is proving to be a record year.  Two thousand nine, the first half, was a little bit frustrating because of significant delays; second half good but not back to the level.  Two thousand ten sounds like it could grow a little bit from ’09.  Is there some change in procedure or protocol the military relates to what happened in ’08, or is this just a grower level of consumption of the product?

Derek Dunaway:
Well to be honest, Paul, and I think of discussions with you in the past, but we do have limited visibility into the consumption rates for the military so there is a little bit of frustration there.  The feedback that we’re receiving from the DLA is that demand and consumption of the product is still consistent with historic levels.  Now, the 2008 numbers, I think, were skewed very high for a couple reasons.  There was some stockpiling of things, and there was some—and some ordering that I think took place in the latter half of ’08 that probably should’ve, had it been smoothed out, really would’ve probably taken place in 2009.  Then when 2009 came along, we had the contracting issues. They did an esteem off of that stuff—or the stockpile that they had and as a result, certainly we saw very little demand flowing through to us.  But the word that we are receiving from both our sales team that’s out in the field speaking with soldiers on a regular basis, as well as from the DLA is that there has been no change in consumption patterns and no change in the use of the products.

Now, with this type of contract, with an IDI [inaudible] contract like this, we certainly see ebbs and flows in the demands.  And looking at this on a quarter-to-quarter basis can be somewhat difficult to really pick out patterns because we see, you know, spikes and valleys inconsistently.  I think the realistic takeaway is in ’08, we did roughly $23 million in US military chemical sales.  This was probably a higher level than we’ll likely see any time in the near future.  But if you look back at ’07, ’06, you know I think that the traditional demand from the US military is somewhere around $18 to $20 million of US military chemical business, and we think that that’s probably a steady state.

Paul Johnson:	And ’10 would look similar to that steady state, best you can tell?

Derek Dunaway:	That’s our expectation.

Paul Johnson:
All right, very good.  Third question is talk a little bit about ammo.  Obviously, high velocity has done very well and the feedback you’re getting from the Marines is strong.  I assume the delay in the low velocity is merely because of standard military procedural—this is a change in protocol, therefore it takes them a little while to implement it but once they get going it should book very similar to the high velocity, very steady state, regular consumption, very—somewhat predictable, quarter-to-quarter very predictable annual business.

Derek Dunaway:
Yes, I think that’s definitely the case.  And like you said, these delays—it’s difficult to anticipate them, but they seem to always happen with the contracting vehicles.  You know, the sales effort for this is being obviously led by our partner, Rheinmetall, and they have an excellent relationship with the Marines and we’re very confident that this product is going to be going through.  We’re planning for the production.  We’ve been working directly with our partners on planning to scale the production up.  So it’s certainly—we’re confident that it is imminent.  It’s just a—really more of a timing issue.

Paul Johnson:
And I guess a slightly philosophical question on ammo, which is related.  You’ve got the Marines out using the low velocity—high velocity.  The low velocity is coming out.  If, in fact, you—I assume the people that are using this product are, as you said, delighted with it and as a consequence—the gentleman’s just asking a question; I apologize—as a consequence, I assume that they tell stories and they talk among themselves and the word is out in the military community about this product.  If it’s saved them $20 million, that’s real money.  It’s hard for that not to leak out, in a good sense of leaking out—free marketing, if you will—to leak out to other parts of the military, other units, other, you know, potentially interested parties.  Has that started to happen, or are we still a little early in the development?

Derek Dunaway:
No, I think it is starting to happen.  There’s people are becoming more and more aware of chemiluminescence as an application within the ammunition space.  We get actually a fair amount of inquires now, even directly from the military, directly from—and hear from other areas of the military, asking about whether we could use a chemiluminescent solution for different applications, be it training or even a number of tactical illumination type of applications.  So the awareness of the application of chemical light as a payload in ammunition is growing.  It takes a little bit of time, obviously, for that grassroots type of thing to grow.  But it is certainly growing, and I mean we’re obviously hoping to be able to leverage that to one, push the products like the 40-milimeter into other branches of the military, particularly into the Army, which is one of our big focuses and efforts for 2010; but also to be able to launch some additional development efforts which we have underway and we’re in discussions with a number of different people about.  So the awareness is definitely growing.  We’re getting some nice internal PR from the success that we’ve seen around the [inaudible] with the 40-milimeter high velocity.  So that definitely is the case at this point.

Paul Johnson:
Final question.  If you get your product in either the high velocity or the low velocity and as you look out a couple of years, not five or 10 but two or three, is there any reason to believe that this wouldn’t just continue at some steady state kind of indefinitely once it becomes protocol, once it becomes part of the standard operating procedure?  I assume—again, you can’t predict exactly how many shells are going to be exploded every year, but as a steady state kind of indefinite program, I assume.

Derek Dunaway:
Yes, I mean it’s obviously dangerous to rely 100% on that, and I think that fighting very hard—our sales and our partners fight very hard to make sure that we maintain the position, the competitive position that we have there.  But yes, I think that once you’re in and—you know, we’re certainly seeing this as we compete and try and knock other people out—once you’re in, it’s very difficult to get knocked out of the position there and you become standard, you become part of the protocol, you become part of the doctrine, you become part of the training table—those types of things.  And yes, you’re very, very well ingrained and it’s extremely hard to displace you.  So you do create somewhat of an annuity of revenue by bringing these products out.  And that’s been our strategy all along with what we’re trying to do with ammunition.  As we bring out the low velocity 40-milimeter, as we bring out the 30-milimeter, 18-milimeter, different projects that we’re looking at, you know, we see these as—each of them as different blocks and layers of revenue opportunity that should be layered upon each other and as you get them out, you get them accepted.  While they do take a number of years to get to that point, they’re—once they’re in, they are pretty secure for a good chunk of years going forward.

Paul Johnson:	Thank you.

Derek Dunaway:	Thanks, Paul. Good to talk to you.

Operator:
If there are any additional questions, please press the star, followed by the one at this time.  As a reminder, if you’re using speaker equipment, you will need to lift the handset before making your selection.

Management, I show there are no further questions at this time.  Please continue.

Derek Dunaway:	Thank you for your time today.

Landon Barretto:	Okay, great. Thank you, everyone. Thank you for attending the call. The transcript of this will be available on the website in the near future.

Operator:	This concludes the Cyalume Technologies earnings conference call. Thank you for your participation. You may now disconnect.

END